Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Telik, Inc.

Tel: 650 845 7927

Email: pfrias@telik.com

TELIK ANNOUNCES FINANCIAL RESULTS FOR 2008 THIRD QUARTER

Palo Alto, CA - November 5, 2008 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $8.0 million, or $0.15 per share, for the third quarter ended September 30, 2008, compared with a net loss of $11.6 million, or $0.22 per share, for the comparable period in 2007. The $8.0 million net loss includes a $670,000 impairment charge related to corporate and municipal notes investments with an auction reset feature, or auction rate securities, which is reflected in interest and other income (expense). As of September 30, 2008, Telik has recognized impairment charges totaling $6.2 million against $18.7 million of par value auction rate securities. At September 30, 2008, Telik had $64.6 million in cash, cash equivalents and investments including restricted investments, compared to $72.4 million at June 30, 2008 and $93.2 million at December 31, 2007.

All of Telik’s auction rate securities were sold to the Company by UBS AG (“UBS”). In October 2008, UBS offered Telik the right to sell at par value all of its auction-rate securities to UBS at anytime during a two-year period beginning June 30, 2010. The offer to accept this right is non-transferable and expires on November 14, 2008.

For the quarter ended September 30, 2008, total operating costs and expenses were $7.8 million, compared with $13.0 million in the 2007 third quarter and $11.0 million in the second quarter of 2008. Operating expenses in the 2008 third quarter included stock-based compensation expense of approximately $1.6 million. Operating expenses were approximately 40% lower in the third quarter of 2008 compared with the same period in 2007, primarily as a result of reduced clinical trial and related expenses as well as lower headcount and administrative expenses. Research and development expenses for the quarter ended September 30, 2008 were $4.8 million, compared to $8.2 million in the second quarter of 2008 and $9.4 million for the third quarter in 2007. General and administrative expenses for the quarter ended September 30, 2008 were $2.8 million, compared to $2.8 million in the prior quarter and $3.7 million for the comparable period in 2007.

For the nine months ended September 30, 2008, Telik reported a net loss of $31.4 million, or $0.59 per share, compared with a net loss of $42.3 million, or $0.81 per share, for the nine months ended September 30, 2007. Total operating expenses for the first nine months of 2008 were $29.5 million, compared with $46.8 million for the first nine months of 2007. Operating expenses in the first nine months of 2008 included approximately $4.9 million in stock-based compensation expense. The reduction in operating expenses of approximately 37% in the first nine months of 2008 compared with the same period in 2007 was primarily due to reduced clinical trial and related expenses, lower headcount and administrative expenses as well as lower stock-based compensation expense.

Conference Call and Webcast

Telik will conduct its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-398-9367 or 612-332-7517. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 966597. The archive will be available from approximately 6:30 p.m. Eastern time on November 5 through November 19, 2008.

About Telik

Telik, Inc. of Palo Alto, CA, is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward-looking” statements, including statements regarding Telik’s future development of TELINTRA and TELCYTA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELINTRA or TELCYTA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize its product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended June 30, 2008. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating costs and expenses:
Research and development	$4,820	$9,387	$21,251	$34,200
General and administrative	2,822	3,661	8,008	11,292
Restructuring costs	199	—	199	1,356

Total operating costs and expenses	7,841	13,048	29,458	46,848

Loss from operations	(7,841)	(13,048)	(29,458)	(46,848)
Interest and other income (expense), net	(168)	1,399	(1,928)	4,554

Net loss	$(8,009)	$(11,649)	$(31,386)	$(42,294)

Basic and diluted net loss per share	$(0.15)	$(0.22)	$(0.59)	$(0.81)

Weighted average shares used to calculate basic and diluted net loss per share	53,241	52,574	53,139	52,491

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
Cash, cash equivalents, investments and restricted investments	$64,631	$93,233
Total assets	68,298	98,528
Stockholders’ equity	59,747	87,319

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